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Exhibit 16.1

[LETTERHEAD OF ERNST & YOUNG LLP]

January 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:
Optio Software, Inc.
Commission File Number 0-24087

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated January 24, 2003 of Optio Software, Inc. and are in agreement with the statements contained in paragraphs (a)(i), (ii), (iii) and (iv) contained therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

                      /s/ Ernst & Young LLP

                      Ernst & Young LLP

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  Exhibit 16.1